Exhibit 10.22

[Translated from Chinese]

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

Contract No.: WB-2024060101

Service outsourcing agreement

Party A: Nanchang Jiesite Cleaning and Environmental Protection Co., Ltd

Party B: Shenzhen Gongwuyuan Network Technology Co., Ltd

Thank you for choosing Shenzhen Gongwuyuan Network Technology Co., Ltd. to provide you with outsourcing services. Our company will rely on comprehensive strength to wholeheartedly provide you with standardized and professional services.

Contractor: Nanchang Jiesite Cleaning and Environmental Protection Co., Ltd. (hereinafter referred to as “Party A”)

Address: 5B-1912, Laimeng Metropolis Office Building, Honggutan New District, Nanchang

Tel: * * *

Email: * * *

Contact: * * *

Contractor: Shenzhen Gongwuyuan Network Technology Co., Ltd. (hereinafter referred to as “Party B”)

Address: Room 437 (H), No. 5 Golf Avenue, Guangpei Community, Guanlan Street, Longhua District, Shenzhen

Tel: * * *

Email: * * *

Contact person: ***

Place of signing the contract: ***

(Under this Agreement, Party A and Party B are collectively referred to as the “Parties”, or each of them is referred to as the “Party”.)

According to the Civil Code of the People’s Republic of China and other relevant laws and regulations, Party A and Party B have reached a cost agreement through friendly negotiation on the matter that some project positions in Party A’s business process are contracted to Party B by service outsourcing, based on the principles of good faith, equality and mutual benefit, and both parties promise to jointly abide by all agreements in this agreement. During the implementation of this agreement, if national laws and regulations and policies are adjusted, both parties agree to implement them in accordance with the new laws, regulations and policies.

Article 1 Service outsourcing projects

1. Service content

Party A and Party B agree that Party A will contract out the cleaning post project to Party B, and Party B will provide services to Party A according to the actual needs of Party A and this agreement.

2. Service period

The validity period of this agreement is one year from June 1, 2024 to May 31, 2025. After the expiration of the contract, if it is necessary to renew the contract, Party B shall make a proposal one month before the expiration of the contract. Party A has the right to agree with Party B. After the expiration of the contract, multi-party bidding will be adopted to cooperate on the basis of the best, but Party B will be given priority at the same price.

3. Location of service

(1) Party B shall provide services to Party A within the territory of China at the place designated by Party A.

(2) If Party A needs to change the service location, it needs to obtain the written consent of Party B; Without the consent of Party B, Party A arbitrarily changes the service place, and all responsibilities arising therefrom shall be borne by Party A, and Party B may terminate this agreement at any time.

Article 2 Project Fee

1. Project fee

(1) Party A and Party B agree that the project fee shall be determined according to the actual area of the project, and the project fee shall be RMB 0.40/square meter. (The actual settlement situation is subject to the settlement statement)

(2) Party A and Party B agree that according to the actual area of the project, Party B needs to allocate a cleaning staff for every 8,000-11,000 square meters. If the actual personnel allocated by Party B is higher or lower than this standard, Party A has the right to settle the project fee according to the actual personnel allocated by Party B. area. (The actual settlement situation is subject to the settlement statement)

2. Payment method and account All fees will be paid by RMB transfer, and the collection account designated by Party B is as follows:

Account opening name: Shenzhen Gongwuyuan Network Technology Co., Ltd

Account opening bank: ***

Account Number: ***

3. Invoicing items and settlement period

Party B may issue special value-added tax invoices for Party A, and the invoicing item selected by Party A is human resource service fee. The cleaning service fees incurred in the current month shall be settled by Party A for Party B in the next month, and Party A shall pay Party B the cleaning service fees of the previous month within seven working days after obtaining the legal and compliant value-added tax invoice issued by Party B and successfully certified.

If the invoice needs to be re-issued due to Party A’s reasons, Party A shall bear the cost loss caused by re-issuing the invoice. Party B may add it to the new payment notice.

Article 3 Project Management

1. The employees employed by Party B to provide services to Party A are employees of Party B and are directly managed by Party B. Party B shall be responsible for the payment or distribution of salaries, social insurance premiums (commercial insurance), welfare benefits, etc. of Party B’s service personnel. However, if Party A fails to pay the project expenses to Party B before the salary payment date, Party A shall bear the compensation liability for failure to pay salary or social security in time.

2. Party B shall supervise and urge Party B’s service personnel to abide by relevant rules and regulations, and Party B shall punish service personnel who violate the rules and regulations and should be punished; If Party A believes that Party B’s service personnel violate relevant rules and regulations, it shall promptly notify Party B, and Party B shall punish him.

3. Party B shall designate the project manager as the daily contact person for the matters agreed in this agreement and Party A, and communicate with the heads of relevant departments of Party A about the quality standards, technological processes, production raw materials and other related matters of related services. The project manager shall report to the heads of relevant departments of Party A. Responsible for service quality. The project manager acts as the coordinator of the project and coordinates the relationship between Party A and service personnel.

4. In order to facilitate Party B to provide services to Party A and improve service quality, Party B authorizes the management personnel of relevant departments of Party A to temporarily manage Party B’s employees on the quality standards, technological processes, workplace order, etc. involved in the project; The relevant management personnel of Party A shall promptly inform the project manager of Party B of the temporary management measures.

5. Party A has the right to assist Party B in managing service personnel on site, and has the right to cooperate with Party B in managing service personnel of Party B Conduct relevant training and assessment.

Article 4 Rights and obligations of both parties

1. Party A’s rights and obligations

(1) Ensure the necessary water and electricity supply for Party B’s daily cleaning and hygiene;

(2) Provide a tool room for Party B to store sanitary cleaning equipment, tools and materials;

(3) Responsible for purchasing ash drums, rubber baskets, and garbage bins installed in public places sanitary ware;

(4) Responsible for checking and supervising Party B’s work quality and assisting Party B’s work, and pointing out existing problems;

(5) If the personnel assigned by Party B do not meet the requirements, Party A has the right to ask Party B to reassign the staff.

2. Party B’s rights and obligations

(1) Party B shall provide intact professional cleaning equipment and cleaning materials. Ensure the performance of this contract, and repair any damage as soon as possible.

(2) Carry out daily cleaning and cleaning work in strict accordance with the company’s cleaning and hygiene standards; Discover problems and solve them in a timely manner; If Party B accidentally causes losses to Party A’s facilities, materials, customers and articles in daily cleaning work, Party B shall be liable for compensation. Within the scope of cleaning work contracted by Party B, if the cleaning work fails to meet the cleaning quality standards, the fine imposed by the relevant social functional departments (sanitation, urban management, etc.) shall be borne by Party B.

(3) Responsible for formulating cleaning and sanitation work regulations and regular maintenance methods and plans approved by the Confirmation of Party A; And shall work according to the working rules and working system, and accept the supervision and inspection of Party A at any time.

(4) Select cleaning service personnel with high quality and good service attitude to work in Party A’s company, and conduct business training and education on compliance with laws and regulations and various internal rules and regulations of Party A for the stationed personnel; Party B shall not undertake business without the consent of Party A in the service area of Party A.

(5) If the staff of Party B finds damage or failure of Party A’s equipment and facilities within the scope of their responsibility, they shall immediately notify Party A for maintenance.

(6) If Party B violates the above provisions, Party A has the right to deduct the cleaning expenses, and each written notice is issued

Party A will deduct 2%-5% of Party B’s monthly cleaning service fee. Party B shall make separate compensation for the insufficient part.

Article 5 Project Termination

1. When any of the following events occurs, this agreement will naturally terminate, and neither Party A nor Party B shall be liable for breach of contract:

(1) This service outsourcing project is completed;

(2) Party A and Party B reach a consensus to terminate this agreement and terminate the service;

(3) Either party of Party A and Party B loses its subject qualification due to bankruptcy, revocation of business license, etc.;

(4) Force majeure leads to the inability to continue to perform this agreement.

2. Party A has the right to notify Party B in writing to remove the service personnel. If the labor contract is legally terminated in accordance with the Labor Contract Law and no economic compensation is required, Party A may notify Party B in writing to remove the service personnel. If it is really necessary to replace it after negotiation, Party B shall cooperate with Party A in replacing it. If the personnel are changed due to Party A’s reasons, Party A shall bear all the expenses incurred by Party B caused by the change of personnel. If Party B’s employees are replaced due to the following reasons, Party B shall cooperate with the replacement:

(1) The service personnel violate the management of Party A’s premises, and the circumstances are serious;

(2) Service personnel seriously violate Party B’s rules and regulations;

(3) Serious dereliction of duty by service personnel, resulting in or possibly resulting in economic losses to Party A;

(4) Service personnel engage in malpractices for personal gain, resulting in or may cause Party A to suffer economic losses.

3. When any of the following circumstances occurs, Party B has the right to terminate the service without notifying and paying any fees to Party A in advance, and Party A shall bear all responsibilities and losses arising therefrom:

(1) Party A fails to pay the project expenses on time;

(2) Party A allows Party B’s service personnel to engage in illegal and criminal activities;

(3) Party A forces Party B’s servant by means of violence, threats or unlawful restriction of personal freedom

Work by employees or command or force risky operations in violation of regulations, endangering the personal safety of Party B’s service personnel;

(4) Party A requires Party B’s personnel to engage in other activities that are harmful to the personal safety and health of Party B’s service personnel

Production activities.

Article 6 Liability for Breach of Contract

1. If Party A fails to pay the cleaning service fee on time, it shall pay liquidated damages to Party B according to the regulations of the People’s Bank of China on overdue payment.

2. If Party B encounters the following circumstances, it shall be deemed that Party B has breached the contract and shall pay liquidated damages to Party A:

(1) If Party B’s staff violates Party A’s system and commits theft and it is verified by the public security organ, Party B shall Pay Party A liquidated damages of 300 yuan/time, and compensate Party A for any property loss caused to Party A.

3. If Party B’s cleaning quality fails to meet the requirements of the contract, and Party A has notified Party B in writing three times, but the cleaning quality still cannot be improved, Party A has the right to terminate this contract.

4. Special agreement on the termination of the contract: If Party A terminates the contract in advance, it shall inform Party B in writing one month in advance, and Party B will accept it unconditionally, and Party A will not bear any legal responsibility or economic compensation liability.

Article 7 Other agreements

1. Any dispute arising from the performance of this agreement between Party A and Party B shall be settled through friendly negotiation. If negotiation fails, either party may bring the dispute to the people’s court where the plaintiff is located.

2. For matters not covered in this agreement, if otherwise agreed by both parties, the agreement shall prevail; If there is no agreement between the two parties, both parties shall follow the principles of equality, voluntariness and consensus, and sign a separate agreement as a supplementary agreement to this agreement. The ways of supplementary agreements include but are not limited to agreements, Confirmation letters, correspondence, etc. The Supplemental Agreement shall have the same effect as this Agreement.

3. If either party needs to change the effective contact place, it shall notify the other party in writing 10 days in advance, and all consequences arising from failure to notify in time shall be borne by the faulty party.

Article 8 Supplementary Provisions

1. The invalidation of some clauses of this agreement will not affect the validity of the continued implementation of other clauses. This agreement is made in quadruplicate, with Party A and Party B each holding two copies, which have the same effect and will come into effect from the date of signature/seal by the authorized representatives of both parties.

2. For matters not covered in this agreement, both parties may negotiate and sign a supplementary agreement. The supplementary agreement has the same effect as this agreement. If the supplementary agreement and this agreement are in conflict, the supplementary agreement shall prevail.

Authorized representative of Party A:	Authorized representative of Party B:

Party A (signature and seal)	Party B (signature and seal)

Date:	Date: